Exhibit 2

34

CUSIP No. 278878 10 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(l) under the Securities Exchange Act of 1934, as amended, the persons named below agree to joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of Class A and Class B Common Stock of Ecology and Environment, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 5th day of February, 2009.

/s/ Gerhard J. Neumaier
Gerhard J. Neumaier

/s/ Ronald L. Frank
Ronald L. Frank

/s/ Gerald A. Strobel
Gerald A. Strobel

/s/ Frank B. Silvestro
Frank B. Silvestro

/s/ Harvey J. Gross
Harvey J. Gross

/s/ Gerard A. Gallagher, Jr.
Gerard A. Gallagher, Jr.

/s/ Kevin S. Neumaier
Kevin S. Neumaier

/s/ Kirsten Shelly
Kirsten Shelly